UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2009
Date of Report (Date of earliest event reported)

NORD RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	1-08733 (Commission File Number)	85-0212139 (IRS Employer Identification No.)

1 West Wetmore Road, Suite 203 Tucson, Arizona (Address of principal executive offices)	85705 (Zip Code)

520-292-0266
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS
Item	Description
1.01	Entry Into a Material Definitive Agreement
2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
9.01	Financial Statements and Exhibits

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry Into a Material Definitive Agreement

Pursuant to the Amended and Restated Credit Agreement between Nord Resources Corporation ("Nord") and Nedbank Limited ("Nedbank") dated March 31, 2009 (the "Credit Agreement"), Nord was required to make a payment of principal and interest of approximately $2.25 million (the "First Payment") on September 30, 2009 (the "First Payment Date"). As previously disclosed, Nord has been exploring alternatives for a possible financing to obtain additional working capital. Nord and Nedbank have entered into a letter agreement dated September 30, 2009 (the "Forbearance Agreement"), whereby Nedbank has agreed to forbear on the exercise of its rights and remedies under the terms of the Credit Agreement and the related security documents in respect of the non payment by Nord of the First Payment on the First Payment Date, to enable Nord to pursue financing. In effect, the First Payment has been deferred to an as-yet undetermined date as Nord continues its discussions with potential investors regarding the financing.

Under the Forbearance Agreement, interest will accrue on the outstanding balance at the rate prescribed in section 2.11(b) of the Credit Agreement from October 1, 2009 until the date of payment thereof. Effectively, this amounts to a 3% surcharge (approximately, $67,000 per month) on the outstanding balance until the deferred payment has been made. Nedbank may withdraw its forbearance if it is not satisfied with the progress of Nord's discussions with potential investors regarding the financing, or with the prospective terms of any such financing.

SECTION 2 - FINANCIAL INFORMATION

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

Refer to Item 1.01 above.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits
Exhibit No.	Exhibit
99.1	News release dated September 30, 2009*

* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NORD RESOURCES CORPORATION
DATE: October 1, 2009	By: /s/ Wayne Morrison Wayne W. Morrison Chief Financial Officer